UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 22, 2018

eHealth, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33071	56-2357876
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

440 East Middlefield Road
Mountain View, California 94043
(Address of principal executive offices) (Zip code)

(650) 584-2700
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2 Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 16, 2018, eHealth, Inc., a Delaware corporation (the “ Company ”), entered into a Purchase Agreement (the “Purchase Agreement”) with Wealth, Health and Life Advisors, LLC (d/b/a GoMedigap), a Texas limited liability company (“GoMedigap”), WHL Advisors, Inc., a Texas Corporation (“WHL”), Qavah Ventures, LLC, a Texas limited liability company (together with WHL, the “Members”), Richard Cantu and Kevin Walbrick, and Kevin Walbrick as the exclusive member representative thereunder, pursuant to which the Company acquired all outstanding membership interests of GoMedigap (the “Acquisition”). The Acquisition was completed on January 22, 2018 pursuant to the Purchase Agreement.
On the terms and subject to the conditions set forth in the Purchase Agreement, (i) at the Closing of the Acquisition, the Members received consideration consisting of $15 million in cash, less purchase price adjustments of $171,250, and an aggregate of approximately 294,637 shares of Company common stock, par value $0.001 per share (“Company Common Stock”), subject to escrow adjustments, and (ii) if, as and when payable under the Purchase Agreement, the Members will be entitled to receive earnout payments (the “ Earnout Consideration”) with an aggregate value equal to approximately $30 million, consisting of approximately $20 million in cash and an aggregate of approximately 589,275 shares of Company Common Stock. The Earnout Consideration will become payable, subject to the terms and conditions of the Purchase Agreement, upon the final determination of the achievement of certain milestones in 2018 and 2019.
The purchase price is subject to customary adjustments following the closing, including a working capital adjustment to the extent such amount is greater or less than the estimated net working capital amount determined at Closing.
The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the full text of the Purchase Agreement, which was attached as an exhibit to the Company’s Current Report on Form 8-K dated January 16, 2018.
On January 16, 2018, the Company issued a press release announcing the entry into the Purchase Agreement. A copy of the press release was filed as an exhibit to the Company’s Current Report on Form 8-K dated January 16, 2018, and, to the extent relating to the closing of the Acquisition, is incorporated herein by reference. The press release should be read in conjunction with the note regarding forward-looking statements, which is included in the text of the press release.

Section 9 Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

As a result of acquiring GoMedigap, and based on the criteria in Rule 3-05 of Regulation S-X, the Company would ordinarily be required to file audited financial statements for GoMedigap as of and for the year ended December 31, 2017. However, because the Company believed that GoMedigap’s financial statements would not be material to the Company’s shareholders and would be of limited value to investors, the Company requested relief from the SEC from the requirement to provide historical audited financial statements of GoMedigap otherwise required by Rule 3-05 of Regulation S-X. In response to the waiver request, the SEC advised the Company that the Company could either file an audited statement of assets and liabilities assumed prepared on the basis of the allocation of the Company’s purchase price as of the acquisition date (the “Audited Statement”) in lieu of the full financial statements of GoMedigap or, alternatively, provide disclosure of all the information required by ASC 805-10-50-2 (the “ASC Disclosure”) in a subsequent event footnote in the Company’s Form 10-K as of and for the year ended December 31, 2017. The Company will provide the ASC Disclosure in the Company’s Form 10-K no later than 75 calendar days after the Company’s year-end or file the Audited Statement no later than 71 calendar days after the date this Current Report is required to be filed.

(b)	Pro forma financial information.

As a result of acquiring GoMedigap, the Company would ordinarily be required to file pro forma financial information pursuant to Rule 11-01 of Regulation S-X in connection with the Acquisition. The Company will either provide the ASC Disclosure in a subsequent event footnote in the Company’s Form 10-K as of and for the year ended December 31, 2017 no later than 75 calendar days after the Company’s year-end or file the pro forma financial information no later than 71 calendar days after the date this Current Report is required to be filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: 1/25/2018		eHealth, Inc.
	By:	/s/ Scott Giesler

Scott Giesler
Senior Vice President, General Counsel & Secretary